SECRETARY'S CERTIFICATE

    I, Meredyth A. Whitford-Schultz, Esq., Secretary of Touchstone ETF Trust, Touchstone Funds Group Trust, Touchstone Strategic Trust and Touchstone Variable Series Trust (each a “Trust” and together the “Trusts”), hereby certify the following:

(1) that the following resolutions were adopted by the Board of Trustees of Touchstone Funds Group Trust ("TFGT"), Touchstone Strategic Trust ("TST") and Touchstone Variable Series Trust ("TVST"), at a meeting duly called and held on February 17, 2022:

RESOLVED, that the amount, type, form, and coverage of the joint fidelity bond (the “Fidelity Bond”) issued by ICI Mutual Insurance Company, as described at this Meeting, with respect to TFGT, TST and TVST (collectively, the "Trusts") is reasonable in form and amount and that the Fidelity Bond be, and hereby, is approved for the Trusts; and it is

FURTHER RESOLVED, that the portion of the premium for the Fidelity Bond to be paid by each series of each Trust be, and hereby is, approved by the Trusts as described in the Meeting Materials, taking into consideration, among other things, the number of other parties named as insureds, the nature of the business activities of such other parties, the amount of the Fidelity Bond, the amount of the premium for the Fidelity Bond, the ratable allocation of the premium among all parties named as insureds, including the Trusts, and the extent to which the share of the premium allocated to each series is less than the premium the series would have paid if the series had provided and maintained a single insured bond; and it is

FURTHER RESOLVED, that the Secretary of the Trusts be, and hereby is, designated as the person who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1 under the 1940 Act, as amended; and

FURTHER RESOLVED, that the officers of the Trusts are authorized to take any and all other actions required to effectuate the foregoing.

(2) that the following resolutions were adopted by the Board of Trustees of Touchstone ETF Trust ("ETF Trust"), at a meeting duly called and held on February 17, 2022:

RESOLVED, that the amount, type, form, and coverage of the Fidelity Bond issued by ICI Mutual Insurance Company, as set forth in the February 17, 2022 meeting materials for TFGT, TST and TVST, is reasonable in form and amount and that the Fidelity Bond be, and hereby, is approved for the ETF Trust; and it is

FURTHER RESOLVED, that the portion of the premium for the Fidelity Bond to be paid by ETF Trust be, and hereby is, approved by the ETF Trust as described in the meeting materials for TFGT, TST and TVST, taking into consideration, among other things, the number of other parties named as insureds, the nature of the business activities of such other parties, the amount of the Fidelity Bond, the amount of the premium for the Fidelity Bond, the ratable allocation of the premium among all parties named as insureds, including the ETF Trust, and the extent to which the share of the premium allocated to each series is less than the premium the series would have paid if the series had provided and maintained a single insured bond; and it is

FURTHER RESOLVED, that the Secretary of the ETF Trust be, and hereby is, designated as the person who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1 under the 1940 Act; and it is

FURTHER RESOLVED, that the officers of the ETF Trust are authorized to take any and all other actions required to effectuate the foregoing.

IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 29th day of April, 2022.

    /s/Meredyth A. Whitford-Schultz
                            Meredyth A. Whitford-Schultz, Esq.
    Secretary of the Trusts